Exhibit 99.1

PRESS RELEASE

SENORX REPORTS RECORD REVENUES AND STRONG GROSS MARGIN FOR FOURTH QUARTER AND FISCAL YEAR 2009 WITH CONTINUING POSITIVE CASH FLOW

IRVINE, Calif., February 24, 2010 – SenoRx, Inc. (NASDAQ: SENO) today reported financial results for its fourth quarter and fiscal year 2009.  For the quarter ended December 31, 2009, SenoRx reported record quarterly revenues of $15.5 million, an increase of 14.2 percent compared with $13.6 million in the fourth quarter a year ago.  Revenue for fiscal 2009 grew 19.0 percent to a record $55.6 million compared with $46.7 million in 2008.

For the fourth quarter of 2009, gross profit increased 16.1 percent to $10.9 million, or 70.3 percent of revenue, up from $9.4 million, or 69.1 percent of revenue, in the fourth quarter of 2008.  SenoRx reported an operating loss for the fourth quarter of $961,000, compared with an operating profit of $108,000 in the same period last year. The operating loss for the quarter included $3.0 million in attorney and associated costs related to patent litigation with Hologic compared with $486,000 in the fourth quarter last year.  The trial regarding this matter was held during the fourth quarter of 2009 and the jury rendered a verdict in favor of SenoRx, finding that the company was not liable for patent infringement.  Also included in the fourth quarter was stock-based compensation expense of $372,000, compared with $536,000 in the same quarter last year.

Interest expense for the fourth quarter increased to $57,000 compared to $26,000 a year ago, reflecting increased interest expense on a $2.0 million term loan that was drawn down late in the fourth quarter of 2008 pursuant to an existing loan agreement that was otherwise set to expire.  Interest income decreased to $3,400 compared to $15,000 from the fourth quarter a year ago, due primarily to lower interest rates compared with last year.

Net loss for the fourth quarter of 2009 was $1.0 million or 6 cents per share, compared with a net profit of $97,000 or 1 cent per share in the same period last year.  Excluding patent litigation expense and non-cash charges for stock-based compensation, SenoRx generated non-GAAP pre-tax income for the quarter of $2.3 million compared with $1.1 million for the same period last year.

John Buhler, SenoRx President, Chief Operating Officer and Acting Chief Executive Officer, said “Our fourth quarter results continue to demonstrate solid operating results with ongoing revenue growth and strong gross margin performance.  We experienced growth in all four revenue categories in the period as compared to a year ago.  The installed base of EnCor systems grew to 991, up from 776 at the end of the fourth quarter a year ago and up from 913 at the end of the third quarter of 2009.  Biopsy capital equipment revenues increased 21.4 percent to $1.7 million, while biopsy disposables revenues grew 12.5 percent to $6.6 million compared with fourth quarter 2008.  Therapeutic disposable revenues, which reflect sales of our Contura™ MLB balloon catheter, increased 36.8 percent to $2.9 million compared with the fourth quarter a year ago.  Diagnostic adjunct revenues increased 2.7 percent to $4.3 million over the fourth quarter last year.”

For the fiscal year ended December 31, 2009, revenue grew 19.0 percent to $55.6 million from $46.7 million a year ago. Gross margin in 2009 increased to 70.6 percent, up from 64.6 percent in 2008.  Operating loss for the year declined significantly to $2.7 million, compared with $9.1 million last year.  Operating results included the impact of $2.3 million for stock-based compensation expense for both 2009 and 2008.  Net loss for 2009 decreased 66.8 percent to $2.9 million, or 17 cents per share, compared with $8.7 million or 50 cents per share in 2008.  Excluding patent litigation expenses, which totaled $5.5 million in 2009 and $4.9 million in 2008 and non-cash charges for stock-based compensation, SenoRx generated non-GAAP pre-tax income for the year of $4.9 million compared with a non-GAAP pre-tax loss of $1.6 million a year ago.

“2009 was another year of significant progress and accomplishment for SenoRx,” said Buhler.  “We continued to deliver substantial revenue growth and further improved our gross margin, while generating positive cash flow throughout the year after funding both operations and litigation expense.  Importantly, after nearly two years of litigation, the Hologic lawsuit went to trial in December and the jury found SenoRx not liable for patent infringement and also found that both Hologic patents were invalid.  This was a significant win for SenoRx, validating our contention of non-infringement.  It should be noted, however, that Hologic has stated they will appeal the court’s decision.”

“Despite a challenging economic environment in 2009, we delivered solid growth in our biopsy business and firmly established our franchise in the therapeutic segment of the breast care market, with sales for Contura MLB growing 123 percent to $11.5 million in 2009 over the previous year.  Additionally, SenoRx realized an increase of more than 30 percent in sales outside the U.S., which contributed strongly to our overall growth for the year.  With distribution partners in more than 30 countries outside the U.S., we believe we are still in the early stages of capitalizing on the significant growth potential of the international market.”

“Given the significant litigation expense during 2009,” Buhler continued, “we were particularly disciplined in our management of cash during the year, while executing our strategy to capitalize on the opportunities for growth in the expanding global market for interventional and therapeutic products in breast care.   Now, as we enter 2010, the prospect of significantly reduced legal expense positions us well for profitable growth.  We look forward to focusing all of management’s time on accelerating the development of innovative new products to assist and improve the state-of-the-art in diagnosis and treatment of breast cancer.  Our financial condition is sound with $18.3 million in cash and cash equivalents and minimal debt at December 31, 2009.”

2010 Outlook

Looking ahead to 2010, SenoRx management anticipates revenue growth and gross margin improvement will continue as the company moves to profitability, while continuing to generate strong cash flow. Without the burden of the patent litigation expense and distraction to management, SenoRx plans to increase its investment in R&D as well as in its distribution infrastructure to drive future growth. The company expects continued EnCor system placement growth, including continued growth in international market penetration, along with ongoing Contura MLB adoption in the U.S.

As a result, SenoRx management expects revenues in 2010 to be in a range of $64 million to $67 million. Product gross margin is expected to continue to expand on an annual basis in 2010 as the year progresses.  The company expects to be cash flow positive for the full year and to post net earnings of at least 14 cents per share. SenoRx expects patent litigation expense of approximately $1.0 million to $1.5 million in 2010 related to any appeal that may be filed by Hologic.

We also estimate that deferred compensation and equity-based compensation expense will range between $2.4 million and $2.8 million for 2010. This range could be materially impacted based upon the number of options granted and fluctuations in the market price of our common stock.

Conference Call

SenoRx will host a conference call at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time) on Thursday, February 25, 2010. The conference call can be accessed by calling 877-604-9675 (719-325-2333 for international callers) or via the company’s website at http://investor.senorx.com/events.cfm.

Use of Non-GAAP Financial Measures

To supplement certain GAAP financial information, SenoRx has provided non-GAAP adjusted net income/loss information that excludes the impact of expenses for stock-based compensation and patent litigation expenses.  SenoRx management believes that in order to properly understand SenoRx’s short-term and long-term financial trends, investors may wish to consider the impact of certain charges. These result from facts and circumstances that vary in frequency and/or impact on continuing operations. In addition, SenoRx management uses the adjusted net income/loss before certain charges to evaluate the operational performance of the company and as a basis for strategic planning. A table reconciling the GAAP financial information to the non-GAAP information is included in our earnings release. Investors should consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures in accordance with GAAP.

About SenoRx

SenoRx (NASDAQ: SENO) develops, manufactures and sells minimally invasive medical devices used by breast care specialists for the diagnosis and treatment of breast cancer, including its EnCor® vacuum-assisted breast biopsy system and Contura™ MLB catheter for delivering radiation to the tissue surrounding the lumpectomy cavity following surgery for breast cancer.  SenoRx’s field sales organization serves over 2,000 breast diagnostic and treatment centers in the United States and Canada.  In addition, SenoRx sells several of its products through distribution partners in more than 30 countries outside the U.S.  The company’s line of breast care products includes biopsy disposables, biopsy capital equipment, diagnostic adjunct products and therapeutic disposables. SenoRx is developing additional minimally invasive products for the diagnosis and treatment of breast cancer.  For more information, visit the company’s website at www.senorx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning expectations of future revenue growth and improving margins, the markets for SenoRx’s products, the ability to continue to innovate and execute, international expansion, general macro economic conditions, SenoRx’s guidance for 2010, and the factors that would impact that guidance are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management's current, preliminary expectations and are subject to risks and uncertainties, which may cause SenoRx's actual results to differ materially from the statements contained herein. SenoRx's fourth quarter and year end December 31, 2009 financial results, as discussed in this release, are preliminary and unaudited, and subject to adjustment. Further information on potential risk factors that could affect SenoRx's business and its financial results are detailed in its most recent quarterly report on Form 10-Q as filed with the Securities and Exchange Commission on November 3, 2009.  Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. SenoRx undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

CONTACT:	SenoRx, Inc. Lila Churney, Director of Investor Relations 949.362.4800 ext.132

SENORX, INC.
BALANCE SHEETS

	December 31,
	2009	2008
ASSETS
Current Assets:
Cash and cash equivalents	$18,297,413	$15,323,143
Accounts receivable, net of allowance for doubtful accounts of $241,443 and $225,793, respectively	9,761,488	8,179,099
Inventory	6,315,988	9,433,184
Prepaid expenses and deposits	513,883	386,594
Total current assets	34,888,772	33,322,020
Property and equipment, net	1,100,691	1,554,201
Other assets, net of accumulated depreciation of $327,548, and $259,469, respectively	1,247,049	540,344
TOTAL	$37,236,512	$35,416,565

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$3,229,858	$2,039,280
Accrued expenses, including accrued employee compensation of $1,872,096 and $1,598,338, respectively	3,585,090	2,498,911
Deferred revenue	838,866	557,065
Current portion of long-term debt	501,180	390,246
Total current liabilities	8,154,994	5,485,502
Long-term debt—less current portion	1,125,000	1,632,410

Stockholders’ Equity :
Common stock, $0.001 par value—100,000,000 shares authorized; 17,504,436 (2009) and 17,327,191 (2008) issued and outstanding	17,504	17,327
Additional paid-in capital	115,002,745	112,456,924
Accumulated deficit	(87,063,731)	(84,175,598)
Total stockholders’ equity	27,956,518	28,298,653
TOTAL	$37,236,512	$35,416,565

SENORX, INC.
STATEMENTS OF OPERATIONS

	Three Months Ended		Years Ended
	December 31,		December 31,
	(unaudited)
	2009	2008	2009	2008
Net revenues	$15,480,122	$13,551,224	$55,577,299	$46,684,588
Cost of goods sold	4,597,289	4,180,653	16,365,970	16,503,327
Gross profit	10,882,833	9,370,571	39,211,329	30,181,261
Operating expenses:
Selling and marketing	5,764,586	6,188,436	23,880,060	23,117,137
Research and development	1,836,337	1,454,525	7,360,859	6,111,225
General and administrative	4,243,049	1,619,566	10,687,429	10,093,882
Total operating expenses	11,843,972	9,262,527	41,928,348	39,322,244
Income (loss) from operations	(961,139)	108,044	(2,717,019)	(9,140,983)
Interest expense	56,913	26,036	198,096	85,196
Interest Income	(3,442)	(15,016)	(26,982)	(520,053)
Income (loss) before provision for income taxes	(1,014,610)	97,024	(2,888,133)	(8,706,126)
Provision for income taxes	—	—	—	—
Net income (loss)	$(1,014,610)	$97,024	$(2,888,133)	$(8,706,126)
Net income (loss) per share-basic and diluted	$(0.06)	$0.01	$(0.17)	$(0.50)
Weighted average shares outstanding-basic	17,442,896	17,292,329	17,381,106	17,249,569
Weighted average shares outstanding-diluted	17, 442,896	17,425,885	17,381,106	17,249,569

REVENUE BY PRODUCT CLASS

	Three Months Ended		Years Ended
	December 31,		December 31,
	(unaudited)
	2009	2008	2009	2008
Biopsy disposable products	$6,648,528	$5,911,405	$23,971,962	$21,041,449
Biopsy capital equipment products	1,653,984	1,362,247	4,405,793	4,692,778
Diagnostic adjunct products	4,251,350	4,138,331	15,656,933	15,774,788
Therapeutic disposables	2,926,260	2,139,241	11,542,611	5,175,573
Total	$15,480,122	$13,551,224	$55,577,299	$46,684,588

NON-GAAP PRE-TAX  INCOME (LOSS) RECONCILIATION

	Three Months Ended		Years Ended
	December 31,		December 31,
	(unaudited)
	2009	2008	2009	2008
GAAP net income (loss)	$(1,014,610)	$97,024	$(2,888,133)	$(8,706,126)
Stock-based compensation	371,893	536,295	2,298,347	2,271,590
Patent litigation expenses	2,983,916	485,787	5,466,276	4,872,566
Non-GAAP pre-tax income (loss)	$2,341,199	$1,119,106	$4,876,490	$(1,561,970)